Exhibit 8.3

June 22, 2021

Frank’s International N.V.

Mastenmakersweg 1

1786 PB Den Helder

The Netherlands

Re:    Frank’s International N.V. U.S. Federal Income Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Frank’s International N.V., a public company organized under the laws of the Netherlands (“Frank’s”), in connection with the registration statement on Form S-4 (File No. 333-255496) initially filed by Frank’s on April 26, 2021, including the proxy statement/prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”),1 and you have requested our opinion as to certain U.S. federal income tax matters set forth in section entitled “The Merger – Material U.S. Federal Income Tax Consequences to the Frank’s Shareholders as a Result of the Merger” (the “Tax Disclosure”).

In providing our opinion, we have examined the Merger Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that (i) the Merger and the Transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) all of the information, facts, statements, representations and covenants set forth in the Merger Agreement and the Registration Statement are true, complete and correct in all respects and will remain true, complete and correct in all respects at all times up to and including the Effective Time of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which will make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time, (iii) any statements made in any of the documents referred to herein qualified by knowledge, belief or materiality or comparable qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and such documents represent the entire understanding of the Parties with respect to the Merger and the Transactions and there are no other written or oral agreements regarding the Merger or the Transactions other than the Merger Agreement and the agreements referred to therein, all natural persons who have executed such documents are of legal capacity, and (v) all applicable reporting requirements have been or will be satisfied. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

[1]	Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Registration Statement.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Frank’s International N.V. June 22, 2021 Page 2

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history to the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law, and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger or the Transactions, or any inaccuracy in the statements, facts, assumptions, and representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof. No opinion is expressed as to any matter other than the matters discussed in the Tax Disclosure.

Based upon and subject to the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “The Merger – Material U.S. Federal Income Tax Consequences to the Frank’s Shareholders as a Result of the Merger,” insofar as they address the material U.S. federal income tax consequences of the Merger for the current Frank’s shareholders and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, are our opinion.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins LLP

VINSON & ELKINS LLP